Exhibit 99.1
One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103
     News Release

Contacts:

Media	Analysts		Investors
Tim Fox	Bruce Steinke	Theresa Nistendirk	Investor Services
(314) 554-3120	(314) 554-2574	(314) 206-0693	(800) 255-2237
tfox@ameren.com	bsteinke@ameren.com	tnistendirk@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN REFINES 2007 NON-GAAP EARNINGS GUIDANCE AND
ESTABLISHES LONG-TERM EARNINGS GROWTH FORECAST

ST. LOUIS, MO., Jan. 17, 2008—Ameren Corporation (NYSE: AEE) today announced that it is refining its 2007 GAAP earnings to range between $2.90 and $3.00 per share, and non-GAAP 2007 earnings to range between $3.25 and $3.35 per share. The company previously expected GAAP earnings per share to range between $2.80 and $3.05 per share and non-GAAP 2007 earnings to range between $3.15 and $3.40 per share.

Today’s 2007 non-GAAP earnings per share guidance excludes:

•	the estimated 9 cents per share negative impact of the severe January 2007 ice storms;
•	the estimated 25 cents per share negative impact in 2007 of the settlement agreement among parties in Illinois to provide comprehensive electric rate relief and customer assistance;
•	the 5 cents per share positive impact resulting from the reversal of accruals made in 2006 for low-income energy assistance and energy efficiency program funding commitments in Illinois; and
•	the 6 cents per share negative impact of a Federal Energy Regulatory Commission (FERC) order retroactively adjusting prior years’ regional transmission organization (RTO) costs.

During presentations to financial analysts and institutional investors in New York City this afternoon, Ameren will also discuss its long-term business strategies, challenges and opportunities, as well as its long-term forecast for non-GAAP earnings per share growth. The company expects to achieve a compound annual earnings growth rate of 4 percent to 6 percent through 2010 from estimated non-GAAP, weather-normalized earnings per share of $3.20 per share in 2007 based on the mid-point of the company’s refined guidance range. The company is targeting non-GAAP earnings to continue to grow thereafter to approximately $4 per share in 2011 and higher in 2012.

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Future earnings growth is expected to be primarily driven by achieving fair returns on existing and significant new capital investments in Ameren’s regulated businesses to meet customer needs and to benefit the environment. From 2008 through 2012, Ameren expects to make $5.7 billion to $6.7 billion of incremental investments in the company’s regulated businesses.

“We are investing for our future,” said Gary L. Rainwater, chairman, president and chief executive officer of Ameren Corporation. “Our customers and communities count on reliable energy and want clean air, and these investments in our utility infrastructure are targeted to meet their needs.

“In our non-rate-regulated business, we currently expect earnings to be relatively flat through 2010.  We will remain focused on optimizing our existing generation portfolio by improving our plants’ performance, successfully marketing our generation output and effectively managing our significant environmental compliance program,” added Rainwater.

“The bottom line is that we believe our straight-forward focus on our core business and lower risk business strategy will provide the opportunity for strong future earnings growth.  This, coupled with an already strong dividend, will provide the opportunity for attractive, risk-adjusted long-term total returns for our investors.”

Ameren also announced today it expects 2008 GAAP earnings to be in the range of $2.68 to $3.08 and non-GAAP earnings to be in the range of $2.80 to $3.20 per share. An estimated 12 cents per share negative impact in 2008 of the 2007 settlement agreement among parties in Illinois to provide comprehensive electric rate relief and customer assistance is excluded from non-GAAP guidance.

“Earnings in 2008 are expected to be negatively impacted by rising costs and investments, most notably in our regulated businesses.  Current rate levels are not sufficient to recover our existing costs,” said Rainwater.

“We are seeking an aggregate $247 million electric and gas rate increase in Illinois and expect to file an electric rate increase request in Missouri in the second quarter of 2008 to mitigate these higher cost levels.  Rate relief is not expected to be achieved until late 2008 in Illinois and early 2009 in Missouri.  Until that time, the negative effects of regulatory lag will be experienced.”

Ameren’s business segments are expected to contribute to 2008 non-GAAP earnings per share as follows:

Missouri Regulated	$ 1.20	-	$ 1.30
Illinois Regulated	0.35	-	0.45
Non-rate-regulated Generation	1.25	-	1.45
2008 Earnings Guidance Range	$ 2.80	-	$ 3.20

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Ameren’s guidance for 2008 assumes normal weather and is subject to, among other things, regulatory and legislative decisions, plant operations, energy market and economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined in Ameren’s Forward-looking Statements.

Ameren will host a meeting today for financial analysts and institutional investors in New York City. Investors, the news media and the public may listen to a live Internet broadcast of the meeting at www.ameren.com beginning at approximately 12:45 p.m. Eastern time (11:45 a.m. Central). The web cast may be accessed by clicking on "Ameren January 2008 Analyst Day," then the appropriate audio link. An accompanying slide presentation will also be available on Ameren’s Web site. This presentation will be posted in the “Investors” section of the Web site under “Presentations.” The analyst meeting will also be available for replay on the Internet for one year.

With assets of $20 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The non-GAAP earnings per share and non-GAAP earnings per share guidance excludes one or more of the following:  costs related to severe January 2007 storms, abnormal weather, the earnings impact of the settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, the reversal of accruals made in 2006 for low-income energy assistance and energy efficiency program funding commitments in Illinois and a March 2007 FERC order, which retroactively adjusted prior years’ regional transmission organization costs. Ameren believes this information is useful because it enables readers to better understand the impact of these factors on Ameren’s results of operations and earnings per share.

In providing non-GAAP earnings guidance and a non-GAAP earnings growth forecast, there could be differences between non-GAAP earnings and earnings prepared in accordance with Generally Accepted Accounting Principles (GAAP) for unusual items, such as the 2007 Illinois electric settlement and the impact of abnormal weather.  Except for the Illinois settlement, Ameren is not able to estimate the impact, if any, on future GAAP earnings of these items.  Therefore, Ameren is not able to provide a corresponding GAAP equivalent for its earnings growth rate forecast.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of pending Central Illinois Public Service Company, Central Illinois Light Company and Illinois Power Company rate proceedings or future legislative actions that seek to limit rate increases;

•
uncertainty as to the effect of implementation of the Illinois electric settlement agreement on Ameren, the Ameren Illinois utilities, Ameren Energy Generating Company and AmerenEnergy Resources Generating Company, including implementation of the new power procurement process in Illinois for 2008 and 2009;

•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•
the availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the impact of system outages caused by severe weather conditions or other events;
•
generation plant construction, installation and performance, including costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;

•	recoverability through insurance of costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of Union Electric Company’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events, or otherwise.
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